BRITISH COLUMBIA
The Best Place on Earth

Number: BC0649186

# CERTIFICATE
# OF
# CHANGE OF NAME

*BUSINESS CORPORATIONS ACT*

I Hereby Certify that XERXES HEALTH CORP. changed its name to NEUROKINE PHARMACEUTICALS INC. on June 26, 2007 at 03:08 PM Pacific Time.

*Issued under my hand at Victoria, British Columbia*
*On June 26, 2007*

**RON TOWNSHEND**
*Registrar of Companies*
Province of British Columbia
Canada